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                                                                    EXHIBIT 99.4

                           KANA COMMUNICATIONS, INC.

                       STOCK OPTION ASSUMPTION AGREEMENT
                                CONNECTIFY, INC.

                                1998 STOCK PLAN

Optionee: ((FirstName)) ((LastName))

          STOCK OPTION ASSUMPTION AGREEMENT effective as of the 13th day of August, 1999 by Kana Communications, Inc., a California corporation ("Kana").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Connectify, Inc., a Delaware corporation ("Connectify"), which were granted to Optionee under the Connectify 1998 Stock Plan (the "Plan") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

          WHEREAS, Connectify has been acquired by Kana through the merger of KCI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Kana, with and into Connectify (the "Merger") pursuant to the Agreement and Plan of Reorganization, dated August 13, 1999, by and among Kana, KCI Acquisition Corp. and Connectify (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require Kana to assume all obligations of Connectify under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.3172478 shares of Kana common stock ("Kana Stock") for each outstanding share of Connectify common stock ("Connectify Stock").

          WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options that have become necessary by reason of the assumption of those options by Kana in connection with the Merger.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of Connectify Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Connectify Options") and the exercise price payable per share are set forth below. Kana hereby assumes, as of the Effective Time, all the duties and obligations of Connectify under each of the Connectify Options. In connection with such assumption, the number of shares of Kana Stock purchasable under each Connectify Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect
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the Exchange Ratio. Accordingly, the number of shares of Kana Stock subject to each Connectify Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Kana Stock under the assumed Connectify Option shall also be as indicated for that option below.


                                   CONNECTIFY OPTIONS
----------------------------------------------------------------------------------------------------
                  PRE-MERGER                                   AS ASSUMED BY KANA
----------------------------------------------------------------------------------------------------
# of Shares of           Exercise Price per Share   # of Shares of Kana    Adjusted Exercise Price
 Connectify Stock                                         Stock*                  per Share*
----------------------------------------------------------------------------------------------------
((Connectify_Shares))        ((Connectify_Price))        ((Kana_Shares))           ((Kana_Price))
----------------------------------------------------------------------------------------------------

          2. The intent of the foregoing adjustments to each assumed Connectify Option is to assure that the spread between the aggregate fair market value of the shares of Kana Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Connectify Stock subject to the Connectify Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Connectify Option immediately prior to the Merger.

          3. The following provisions shall govern each Connectify Option hereby assumed by Kana:

               a. Unless the context otherwise requires, all references in each Option Agreement and in the Plan (i) to the "Company" shall mean Kana,
     (ii) to "Shares," "Stock" or "Common Stock" shall mean shares of Kana Stock, (iii) to the "Board of Directors" shall mean the Board of Directors of Kana and (iv) to the "Committee" shall mean the Compensation Committee of the Kana Board of Directors.

               b. The grant date and the expiration date of each assumed Connectify Option and all other provisions that govern either the exercise or the termination of the assumed Connectify Option shall remain the same as set forth in the Plan and the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Kana Stock under the assumed Connectify Option.



____________________________
     * Share numbers and share price do not reflect 2-for-3 reverse stock split effected by Kana on September 20, 1999.

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               c.   Pursuant to the terms of the Option Agreement, none of your
     Connectify Options as assumed by Kana in connection with the transaction vested or became exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each such assumed Connectify Option shall continue to vest for any remaining unvested shares of Kana Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

               d. For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee, director, consultant, or advisor providing service to Connectify, Optionee, shall be deemed to continue in such status for so long as Optionee renders service as an employee, director, consultant, or advisor, respectively, to Kana or a subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Connectify Options upon Optionee's cessation of service with Connectify shall hereafter be applied on the basis of Optionee's cessation of such service with respect to Kana or a subsidiary, and each assumed Connectify Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of such service for Kana or a subsidiary.

               e. The adjusted exercise price payable for the Kana Stock subject to each assumed Connectify Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Kana Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Connectify Stock prior to the Merger shall be taken into account.

               f. In order to exercise each assumed Connectify Option, Optionee must deliver to Kana a written notice of exercise in which the number of shares of Kana Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Kana Stock and should be delivered to Kana at the following address:

                    Kana Communications, Inc.
                    740 Bay Road
                    Redwood City, California 94063
                    Attention: Option Plan Administrator

          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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          IN WITNESS WHEREOF, Kana Communications, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly authorized officer effective as of the 13th day of August, 1999.


                              KANA COMMUNICATIONS, INC.

                              By:  ______________________________



                                ACKNOWLEDGMENT


          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Connectify Options hereby assumed by Kana are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.


                              _______________________________________________
                              ((FirstName)) ((LastName)), Optionee



DATED: __________________, 1999

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